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                                              DIVISION OF CORPORATIONS
                                             FILED 09:00 AM 08/24/1995
                                                             950192587


                             CERTIFICATE
                  FOR RENEWAL AND REVIVAL OF CHARTER

       JACQUELINE BEAUTY PRODUCTS, LTD., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

       1.      The name of the corporation is JACQUELINE BEAUTY
PRODUCTS, LTD.

       2. Its registered office in the State of Delaware is located at 15 East North Street, City of Dover, Zip Code 19901,
County of Kent. The name of its registered agent at that address is Incorporating Services, Ltd.

       3. The date of filing of the original Certificate of Incorporation was August 8, 1985.

       4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 28th day of February, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.

       5. This corporation was duly organized and carried on the business authorized by its charter until the first day of March A.D. 1987, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

       IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, Sheldon Cohan the last and acting President of JACQUELINE BEAUTY PRODUCTS, LTD., has hereunto set his/her hand to this certificate this 28th day of July, 1995.

                       /s/ Sheldon Cohan
                       Last and Acting President